Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ISSUES 2019 YEAR-END FINANCIAL GUIDANCE UPDATE

Newport Beach, CA – January 30, 2020

American Vanguard Corporation (NYSE: AVD), today announced that based on the preliminary closing of its accounts for the year ended December 31, 2019, it is providing the following updated guidance. This information is subject to the completion of the audit of the consolidated financial statements for the reporting period, which the company will include in its 2019 Form 10-K in early March 2020.

Eric Wintemute, Chairman and CEO of American Vanguard, reported, “We expect 2019 full-year net sales to be approximately $470 million, which is slightly below our previous estimate of $475 million. Overall gross margin for the year will be largely unchanged at about 38%, and we should experience a savings in operating expenses which will end at approximately $152 million. All told, then, we expect that our full-year earnings per share will be at or slightly below the median of the range being forecast by our analysts.”

Mr. Wintemute continued, “As we mentioned during the Q3 2019 earnings call, we expect improved performance in 2020. On the domestic front, with more normalized weather, we should record stronger sales of higher-margin products and incrementally higher levels of factory activity. On the international front, we anticipate growth in Mexico, Central America and Brazil, as we continue to gain traction and market penetration in those regions. Thus, for 2020, we are targeting double-digit growth in top line performance along with a higher rate of improvement in net income. We will provide greater detail on our 2020 outlook during our earnings call in early March.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com